Exhibit 99.1

Revance Therapeutics 1Q 2017 Conference Call
Tuesday, May 9 2017

Operator

Welcome to the Revance First Quarter 2017 Financial Results Conference Call. At this time, all participants are on listen only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question at that time, please press star followed by one on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for operator assistance. As a reminder, this conference is being recorded today, May 9, 2017. I would now like to turn the conference over to Jeanie Herbert, Sr. Director of Investor Relations and Corporate Communications for Revance. Please go ahead.

Jeanie Herbert

Thank you. Joining us on the call today from Revance is President and Chief Executive Officer, Dan Browne and Chief Financial Officer and Chief Business Officer, Lauren Silvernail.

Earlier today, Revance released financial results for the quarter ended March 31, 2017. If you have not received this news release, or if you would like to be added to the company’s distribution list, you can do so on the investor relations page of the company’s website at www.revance.com.

During the course of this conference call, Revance management will make forward-looking statements, including, but not limited to, statements related to Revance’s 2017 financial guidance, clinical development of our product candidates, business strategy and goals, plans and prospects, the markets in which we compete, potential product candidates and benefits of our current and future product candidates and our technologies, regulatory risks and ability to obtain regulatory approval, and uncertainties and future performance. These forward-looking statements are based on the company's current expectations and inherently involve significant risks and uncertainties. Our actual results… and the timing of events… could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties.

Factors that could cause results to be different from these statements include factors the company describes in the section titled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 28, 2017. Revance cautions you not to place undue reliance on forward-looking statements and undertakes no duty or obligation to update any forward-looking statements as a result of new information, future events or changes in its expectations.

I will now turn the call over to Dan Browne. Dan?
Dan Browne

Thank you, Jeanie. Good afternoon and thank you for joining our first quarter conference call.

Revance is rapidly advancing a “distinctly” new neuromodulator --DaxibotulinumtoxinA for Injection, or RT002, to treat facial wrinkles … and to provide meaningful impact for patients and their families suffering from the unmet needs of serious neuromuscular disease.

Revance’s neuromodulator combines our patented peptide technology with a highly purified botulinum toxin type A, which is free of animal-derived components or human albumin.

We currently have Phase 2 and Phase 3 active clinical trials underway in large and small muscles that are designed to demonstrate not only a strong safety profile, but also demonstrate that this next-generation neuromodulator delivers high response rates, long duration of effect and high patient satisfaction.

Our initial indications - within the facial wrinkles, muscle movement and musculoskeletal categories -- target a market of more than $2 billion in annual sales, and could help significantly grow the $3.7 billion neurotoxin global market.

This is a value-enhancing year for Revance with a number of key catalysts in our clinical programs. We expect to report results from our SAKURA 1 & 2 Phase 3 pivotal trials in glabellar lines, the 24-week Phase 2 results for cervical dystonia and topline Phase 2 results for our new indication, plantar fasciitis, all within the next seven months.

We have been very active at medical conferences this year. Our top investigators presented BELMONT and/or cervical dystonia results at TOXINS 2017, the International Master Course on Aging Skin, the American Academy of Dermatology, the American Academy of Neurology, and the Aesthetic & Anti-Aging Medicine World Congress. Our presenting investigators have been thrilled to share evidence of long duration of effect, combined with higher than expected response rates, at the key time points for these two indications.

Before year end, we expect to release additional results showing the quantitative and qualitative benefits of RT002 in both aesthetic and therapeutic indications.

On today’s call, I will cover our recent business progress, Lauren will review the financials, and then I’ll open the call for your questions.

In the fall of 2016, we completed enrollment in the Phase 2 trial of RT002 to treat cervical dystonia. We expect to report the 24-week Phase 2 study results in the coming weeks.

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You’ll remember, in the cervical dystonia interim results, our first cohort achieved higher reduction of symptoms and significantly longer duration of effect than comparable studies completed with all other approved neurotoxins. In fact, the median duration of effect was at least 24 weeks.

•	We aspire to duplicate the strong results from the first cohort and take the results to the US and international regulatory authorities to discuss next steps.

In March, we announced the completion of enrollment in our Phase 3 pivotal trials of RT002 injectable for glabellar lines and remain on-track to report topline results in fourth quarter of 2017.

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We fully expect to achieve statistically significant efficacy at four weeks on the primary endpoint, as have all other approved neurotoxins. We are also pursuing a collection of secondary endpoints to obtain a 6-month duration claim.

•	We plan to enter the $1 billion cosmetic neurotoxin market from a position of strength.

•	We have been pursuing a global development strategy for glabellar lines, and are planning to first file in the U.S., followed by Canada, Europe and Latin America.

•	We plan to commercialize RT002 for glabellar lines ourselves in North America as a premium product and expect to partner outside of North America.

In regards to our plantar fasciitis program, last week we announced the initiation of a multi-center study to speed-up enrollment -- adding two new non-academic investigator sites in addition to the original site at Wake Forest.

•	Recruitment and screening of patients is already underway. We expect to report topline safety and efficacy results in the fourth quarter.

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Remember, no neurotoxin is approved to treat plantar fasciitis today, so we would have a first mover advantage. The market opportunity could be sizable, as the US market for plantar fasciitis currently exceeds $250 million and could be much larger if patients were better served.

All in all, our RT002 studies conducted to date show clinical results like no others in the neuromodulator space. We’ve been actively generating data and sharing results on daxi.

•	Dermatologists and plastic surgeons understand the value of our long-acting and high response rate neuromodulator, enabling them to reach more patients and to enhance their own practice.

•	Neurologists are extremely excited by our interim cervical dystonia results, which showed almost double the duration and efficacy in trials for the currently available neurotoxins.

We look forward to delivering new positive outcomes for RT002 in the coming weeks and months.

Internally, we are focused on pre-BLA and pre-commercial activities to ensure a successful approval and launch of RT002 Injectable. We have been hiring experienced, industry veterans in key positions and completing key branding and awareness projects focused on improving the consumer experience and practice economics. We’re well-funded and feel very well-positioned -- as a major innovator -- to disrupt the neurotoxin market.

Now let me turn the call over to Lauren to cover first quarter financials and outlook for 2017.
Lauren Silvernail

Thank you, Dan.

The earnings release issued today details our financial results and reiterates our 2017 guidance, so I won’t go through all the details on this call.

I will highlight that our cash and investments balance, at quarter-end was $188.6 million dollars. Net cash used in operating activities during the first quarter was $21.2 million.

Our net loss for the quarter was $27.2 million, tracking to our guidance for 2017.

Using our previously filed At-the-Market (or ATM) vehicle, we completed an offering this year with net proceeds of $28.6 million at an average selling price of $21.23 dollars. With this offering completed, our operations are fully funded through the end of 2018.

As to our outlook, we continue to expect cash burn from operating activities for 2017 to be in the range of $102 to $112 million.

And with that, I’ll turn the call back to Dan.
Dan Browne

Thank you, Lauren.

During March and April, we traveled extensively to meet with both physicians and investors. There is great excitement surrounding our neuromodulator that has the potential to have a meaningful impact on patient outcomes and quality of life.

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By year end, we will have completed six significant trials with RT002 Injectable -- treating more than 1,200 patients -- showing a strong safety profile and continued evidence of clinical efficacy and long duration.

•	We plan to pursue both the aesthetic and therapeutics markets - by gaining regulatory approvals in key initial indications, then launching RT002 with our own specialty sales forces in the US.

◦	We have established commercial manufacturing capabilities to meet our anticipated demand.

◦	We are planning for partnerships to reach international markets.

◦	And, we are evaluating further indications to take into clinical programs that would give us additional first mover advantages with our differentiated neuromodulator.

In terms of our travel schedule, in June we will be at the Jefferies Healthcare Conference in New York, followed by the William Blair Growth Conference in Chicago. We also are in the process of planning trips to Minneapolis, Denver and Southern California in the coming months to meet with investors. Please let us know if you’d like to catch up when we’re in your city.

With that, thank you all for joining us today. I will now open it up for questions. Operator?